SUBLEASE AGREEMENT

This Sublease Agreement (the "Sublease") is made as of July 14, 2005 by and between CAPGEMINI U.S. LLC, a Delaware limited liability company, (the "Sublessor"), and EMAGIN CORPORATION, a Delaware corporation (the "Sublessee").

RECITALS:

A. Bellevue Place Office Building Limited Partnership, a Washington limited partnership (the "Landlord") and Ernst & Young U.S. LLP, a Delaware limited liability partnership ("E&Y"), entered into that certain Bank of America Office Lease and First Lease Addendum, both dated April 20, 2000 (the "Office Lease"), for certain space on the fourteenth (14th) floor in the Bank of America Building at Bellevue Place, 10500 NE 8th Street, Bellevue, Washington (the "Building"), which leased space is more specifically described in the Office Lease. The Office Lease was subsequently assigned to Sublessor, formerly known as Cap Gemini Ernst & Young U.S. LLC, pursuant to that certain Assignment of Lease dated February 26, 2002 (the "Assignment").

B. The Office Lease was further amended by that certain Second Lease Addendum dated October 23, 2003 (the "Second Addendum"). The Office Lease, as amended by the Second Addendum, is hereinafter referred to as the "Prime Lease".

C. Sublessor desires to sublet the Subleased Premises (as defined herein) located in the Building to Sublessee, and Sublessee desires to sublease the Subleased Premises from Sublessor, for the term and upon the conditions set forth herein.

NOW, THEREFORE, in consideration of the rent and other payments hereinafter set forth, the covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Demise. Subject to Section 23 hereof, Sublessor does hereby agree to sublease the Subleased Premises to Sublessee, and Sublessee does hereby accept and sublease the Subleased Premises from Sublessor, for the term and upon the conditions set forth herein.

2. Term. Provided Landlord has consented to this Sublease pursuant to Section 23 the term of the sublease of the Subleased Premises shall commence on July 1, 2005 (the "Commencement Date"). This Sublease shall expire at 11:59 p.m. on August 31, 2009, but in no event later than the expiration date of the Prime Lease, unless sooner terminated in accordance with the provisions of this Sublease.

Notwithstanding the foregoing, if the Landlord has not consented to this Sublease on or before July 1, 2005, then Sublessor and Sublessee agree that the Commencement Date may be moved forward for up to an additional 31 days (i.e. August 1, 2005) in order to further pursue such request and to accommodate the Landlord’s requirements in connection with its review and approval thereof; whereupon the Rent Commencement Date and the Base Rent adjustment dates referenced in Section 5 (a) below shall also be moved forward by the same number of days. Sublessor and Sublessee agree to use their best efforts to obtain the Landlord’s consent as soon as reasonably possible following the date of execution of this Sublease.

Notwithstanding the Commencement Date, upon execution of this Sublease, and Landlord’s consent to the Sublease, Sublessee shall have the right to access the Subleased Premises prior to the Commencement Date, rent-free and without any other consideration to Sublessor, for the purpose of installing Tenant’s fixtures and equipment.

3. Subleased Premises. The "Subleased Premises" shall mean approximately 18,961 rentable square feet on the 14th floor of the Building, as more specifically depicted on Exhibit A attached hereto and made a part hereof. The Subleased Premises include all of the Leased Premises identified in the Prime Lease.

4. Use. The Sublessee may use the Subleased Premises under the trade name “eMagin” solely for general office purposes (including incidental light assembly of electronic equipment, if and to the extent permitted in the Prime Lease or consented to by the Landlord), in accordance with all applicable laws, ordinances and regulations and subject to the Incorporated Provisions (defined in Section 6 below) of the Prime Lease and this Sublease.

5. Payment of Rent.

(a)  Beginning on September 1, 2005 (the "Rent Commencement Date"), Sublessee shall pay base rent as follows (the "Base Rent"):

Dates	Monthly Base Rent	Annual Base Rent Per RSF
Rent Commencement Date - June 30, 2006	$22,561.39	$14.28 / RSF
July 1, 2006 - June 30, 2007	$39,028.06	$24.70 / RSF
July 1, 2007 - August 31, 2009	$40,608.14	$25.70 / RSF

Sublessor hereby directs Sublessee, and Sublessee does hereby agree, that such payment of Base Rent and payment of all other amounts due and payable to Sublessor under this Sublease shall be made to (and to the order of) Capgemini U.S. LLC, Corporate Real Estate Services, One Panorama Center, 7701 Las Colinas Ridge, Suite 600, Irving, Texas 75063 (or at such other place as the Sublessor subsequently shall designate in writing) and shall be paid in lawful money of the United States of America without notice or demand, and without abatement, deduction, counter-claim or setoff. Any installment of Base Rent that is received by Sublessor after the fifth (5th) day of the calendar month shall, at Sublessor's option, be subject to a late charge of ten percent (10%) of the amount thereof and such charge shall be paid by Sublessee upon demand by Sublessor, it being understood that the late fee described herein shall not be deemed a liquidated damages calculation and shall not preclude any other remedy of Sublessor under this Sublease or at law. To the extent that this Sublease shall commence on a day other than the first day of any calendar month, or terminate on a day other than the last day of any calendar month, the Base Rent under this Sublease shall be prorated on a per diem basis for that particular month.

(b) In addition to payment of Base Rent as aforesaid, Sublessee shall pay to Sublessor Operating Costs and Maintenance Expenses, as such term is defined in the Prime Lease, with respect to the Subleased Premises, to the extent that such Operating Costs and Maintenance Expenses exceed that which Sublessor must pay for the calendar year 2005 (the “Base Year”). For example, if the Operating Costs and Maintenance Expenses required to be paid by Sublessor for the Base Year are determined to be $9.70 per foot (the “Base Year Rate”), and the Operating Costs and Maintenance Expenses required to be paid by Sublessor for calendar year 2006 are estimated by the Landlord to be $10.70 per foot as determined pursuant to the Prime Lease, then Sublessee shall pay said $1.00 increase in the Base Year Rate to Sublessor as additional rent at the same times and in the same manner as specified in the Prime Lease. Furthermore, to the extent that Landlord charges Sublessor for any service, act or utility provided to the Subleased Premises beyond the basic services, acts and utilities that are required to be supplied by the Prime Lease without charge, including, without limitation, heating, air conditioning, utilities and additional cleaning, Sublessee shall pay for such charges as additional rent, immediately upon demand therefor to the extent such charges relate to the Subleased Premises (the "Additional Rent").

(c) All payments referenced in this Section 5, including, without limitation, Base Rent and Additional Rent are hereinafter referred to collectively as "Rent".

(d) Notwithstanding the provisions of this Section 5 regarding Sublessee’s obligation to pay Rent to Sublessor, Sublessor and Sublessee understand, acknowledge and agree that the Base Rent and Additional Rent required to be paid by Sublessor to Landlord under the Prime Lease is more than the Rent required to be paid by Sublessee pursuant to this Sublease, and that Sublessor shall continue to be obligated to pay such Base Rent and Additional Rent (except to the extent that Sublessee is required to pay the excess Operating Costs and Maintenance Expenses as provided in Section 5 (b) above) to the Landlord at the times and in the manner specified in the Prime Lease.

6. Certain Provisions of Lease Incorporated. The following provisions of the Prime Lease (the "Incorporated Provisions") are explicitly incorporated herein by reference and made a part hereof: Paragraphs 2.2, 6.5, Article 9, Paragraphs 10.2, 10.3, 11.2, 11.3, 12.1, 12.2, Article 13, Article 14, Article 15, Article 16, Article 19, Article 21, Article 22, Article 23, Article 26, Paragraph 34.2, Article 37 (excluding Paragraphs 37.7 and 37.14). No consent, waiver, amendment, or other change by Landlord as permitted under the Prime Lease of Sublessor's obligations and liabilities as tenant under the Prime Lease shall reduce or limit Sublessee's obligations and liabilities to Sublessor hereunder unless Sublessor shall have agreed in writing that such consent, waiver, amendment or change shall be effective hereunder. Unless the context requires otherwise, for the period during the term of this Sublease only, (i) references in the Incorporated Provisions to Landlord shall refer to Sublessor (subject to the provisions of this Sublease which relieve Sublessor of any obligation or responsibility for the performance of the obligations of Landlord under the Prime Lease), (ii) references in such provisions to Tenant shall refer to Sublessee, and (iii) references in such provisions to the Premises shall refer to the Subleased Premises hereunder. Sublessee expressly assumes toward Sublessor and agrees to perform all of the obligations, responsibilities and covenants that Sublessor has assumed as Tenant under the Incorporated Provisions in respect of the Subleased Premises. Sublessee acknowledges that it has received a copy of the Prime Lease, and agrees not to do, or cause to be done, any act (whether of omission or commission) which would result in a default under or breach of any term, covenant, provision or condition of the Prime Lease. Sublessee shall not have any expansion, contraction or similar rights (including without limitation any rights of first offer or rights of first refusal) under the Prime Lease, or any rights to cancel, terminate, extend or renew the term of the Prime Lease.

Notwithstanding the incorporation herein of the Incorporated Provisions or anything otherwise contained in this Sublease to the contrary,

(a) Sublessor shall not be obligated to render or provide any of the services required to be provided by Landlord under the Prime Lease or the Incorporated Provisions, respectively, and Sublessor shall not be obligated to satisfy any obligations of the Landlord thereunder; and

(b) Sublessor shall not have any responsibility or liability to Sublessee (i) on account of any act or omission of Landlord, any default by Landlord, or breach by Landlord of any term, covenant or condition of the Prime Lease, or any failure by Landlord to perform any of its obligations under the Prime Lease, or (ii) by reason of any condition of or in the Building or the Subleased Premises now or hereafter existing;

provided, however, that Sublessor shall, at Sublessee's request and expense, take all such reasonable actions as Sublessee shall direct to enforce Sublessor's rights and remedies under the Prime Lease with respect to the Subleased Premises or, at Sublessor’s option, authorize Sublessee to enforce the same in Sublessor's name. Sublessee shall indemnify and hold harmless Sublessor against any loss, liability, claim, cost or expense arising out of or in connection with any actions taken pursuant to the preceding sentence, and Sublessee shall be entitled to receive and retain any recovery allocable to the Subleased Premises during the term of this Sublease resulting from such actions, after recovery by Sublessor of all loss, liability, claim, cost and expense due to Sublessor by Sublessee hereunder.

7. Net Return. The payments of Sublessee hereunder to Sublessor are intended to constitute an absolutely net return to Sublessor with respect to the Subleased Premises, and except to the extent of (i) the difference between the Base Rent payable hereunder and the Base Rent payable under the Prime Lease, and (ii) excluding the cost of Operating Costs and Maintenance Expenses to be paid by Sublessor for the Subleased Premises, all costs of any kind relating to the Incorporated Provisions (with respect to the Subleased Premises), this Sublease, or the use and operation of the Subleased Premises shall be the responsibility of the Sublessee. Without limiting the generality of the foregoing, (i) whenever Sublessee requires Landlord to furnish any service or perform any act for which Landlord is entitled to make a separate charge under the Prime Lease, including, without limitation, heating, air conditioning and utilities, Sublessee shall pay the same, and (ii) Sublessee shall pay to Sublessor any charges billed to Sublessor from time to time, to the extent any such charges are allocable, as determined by Sublessor, for services provided to the Subleased Premises.

8. Property Located in or about the Subleased Premises. All improvements, fixtures, equipment and personal property in or about the Subleased Premises shall be in or about the Subleased Premises at the sole risk of Sublessee. The improvements, fixtures, equipment and personal property in or about the Subleased Premises as of the Commencement Date (as more particularly described on Exhibit B attached hereto and made a part hereof, the "Sublessor's Property"), other than the equipment, trade fixtures and personal property of Sublessee or anyone claiming by, through or under Sublessee shall be and remain the property of Sublessor and shall be kept by Sublessee in good condition and repair (subject to normal wear and tear) and shall not be removed from the Subleased Premises. Sublessor makes no warranties of any kind or nature, whether express or implied (including without limitation warranties of merchantability or fitness for a particular purpose), with respect to the Sublessor’s Property, and Sublessee accepts the Sublessor’s Property for use during the term hereof in its "as is" and "where is" condition. Sublessee shall insure the Sublessor's Property in the name of Sublessor as part of the property insurance required hereunder. Sublessor shall have the right to enter the Subleased Premises at all reasonable times and after giving Sublessee reasonable notice, for the purpose of, among other things, inspecting the Subleased Premises and the Sublessor's Property. In consideration of the Rent payable to Sublessor, and provided that Sublessee shall not then be in default under this Sublease, upon the end of the term of this Sublease (or if, this Sublease is terminated by Landlord on account of Sublessor’s default of its obligations under the Prime Lease excluding any such termination on account of Sublessee’s default of its obligations under this Sublease) Sublessor shall transfer the Sublessor's Property to Sublessee in its "as is" and "where is" condition, with all representations and warranties (including without limitation warranties of merchantability or fitness for a particular purpose) hereby waived by Sublessee. Any applicable sales, use or similar tax or charge which may be imposed or due by reason of such use or transfer of Sublessor’s Property shall be the sole responsibility of Sublessee, and Sublessee agrees to pay such taxes or charges to Sublessor at any time upon demand (including after the termination or expiration of this Sublease). Sublessee hereby acknowledges that it has inspected the Sublessor's Property and waives any and all claims against Sublessor arising out of any damage, defect or condition relating to the Sublessor's Property.

9. Surrender. At the termination of this Sublease, by lapse of time or otherwise, Sublessee shall surrender possession of the Subleased Premises to Sublessor and deliver all keys to the Subleased Premises and all locks therein to Sublessor and make known to Sublessor the combination of all combination locks in the Subleased Premises and shall return the Subleased Premises and the Sublessor's Property (to the extent the Sublessor’s Property has not been transferred to Sublessee pursuant to the terms of Section 8 of this Sublease) to Sublessor in broom clean condition and in as good condition as Sublessee originally took possession, normal wear and tear excepted, failing which Sublessor may restore the Subleased Premises and the Sublessor’s Property to such condition and the Sublessee shall pay the cost thereof to Sublessor on demand. Upon or prior to such termination of this Sublease, Sublessee shall remove all of Sublessee's personal property (but not Landlord's personal property) and only those improvements, alterations and additions, which as a condition to Sublessor's or Landlord's consent to the installation thereof, are required to be removed and restored upon termination hereof.

10. Assignment and Subletting. Sublessee shall have no right to sublet the Subleased Premises or any portion thereof or assign or otherwise transfer its interest in this Sublease, whether expressly or by operation of law, without the prior written consent of Sublessor and all other consents and approvals that may be required under the Prime Lease.

11. Representations and Warranties of Sublessor. As of the date hereof, Sublessor represents and warrants to Sublessee, and agrees, as follows: (i) the Prime Lease which is identified by the documents referenced above in Recital Paragraphs A and B represents a true, correct and complete copy of the Prime Lease; (ii) the Prime Lease has not been modified or amended except as set forth in the documents referenced above in Rectal Paragraphs A and B; (iii) Sublessor has received no written notice from Landlord of default still outstanding; (iv) Sublessor will not, from the date hereof through the date of termination of this Sublease, trigger an Event of Default (as defined in the Prime Lease) (excluding those caused by breach of this Sublease by Sublessee or any acts or omissions of Sublessee) which results in Landlord rightfully terminating and retaking possession of the Subleased Premises from Sublessee prior to the end of the term of this Sublease; (v) no liens exist, nor will be permitted by Sublessor to exist, against the Subleased Premises in violation of Section 22 of the Prime Lease for work performed, materials furnished, equipment supplied or obligations incurred by or on behalf of Sublessor; (vi) if any rent is abated pursuant to paragraph 16 of the Prime Lease, the Rent owed by Sublessee pursuant to this Sublease shall also be abated proportionately and for the same time, and (vi) any award which may be sought by Sublessor pursuant to Section 28.4 of the Prime Lease will be prorated between Sublessor and Sublessee based upon their respective interests in the Subleased Premises..

12. Indemnification By Sublessee. Sublessee agrees, to the extent not expressly prohibited by law, to pay, and to protect, defend, indemnify and save harmless Sublessor and Landlord and their respective past, present and future employees, officers and agents (each an "Indemnified Party" and collectively, the "Indemnified Parties"), from and against any liabilities, losses, damages, costs or expenses (including, but not limited to, attorneys' fees and expenses) of any nature whatsoever which may be imposed upon, incurred by, or asserted against any Indemnified Party by reason of or in connection with (i) any accident, injury to, or death of any person or any damage to property or any other events occurring on or about the Subleased Premises, or (ii) any breach by Sublessee (excluding any breach caused by Sublessor) of any term or condition of the Incorporated Provisions or the Prime Lease, with respect to the Subleased Premises, or this Sublease or any failure by Sublessee to perform or comply with (x) any of the terms of the Incorporated Provisions, with respect to the Subleased Premises or (y) this Sublease, or (z) any restrictions, statutes, laws, ordinances or regulations affecting the Subleased Premises or any part thereof or Sublessee’s use of the Subleased Premises.

13. Indemnification by Sublessor. Subject to the limitations on Sublessor’s liabilities as specified in Section 24 below, Sublessor agrees, to the extent not expressly prohibited by law, to pay, and to protect, defend, indemnify and save harmless Sublessee and Sublessee’s past, present and future employees, officers and agents (each an "Indemnified Party" and collectively, the "Indemnified Parties"), from and against any liabilities, losses, damages, costs or expenses (including, but not limited to, attorneys' fees and expenses) of any nature whatsoever which may be imposed upon, incurred by, or asserted against any Indemnified Party which result from Sublessor’s breach of the Prime Lease (except to the extent such breach arises out of Sublessee’s breach of this Sublease).

14. Insurance. As pursuant to the Incorporated Provisions, Sublessee shall obtain all insurance policies (and in such amounts) required under the Prime Lease, including, but not limited to, personal property insurance covering the Sublessee's personal property. Sublessee shall include Sublessor and Landlord as additional insureds under all liability-related insurance policies required under the terms of the Prime Lease and under all liability related insurance policies which Sublessee may carry with respect to the Subleased Premises, any property located thereon, or with respect to any claim or accident arising on or about the Subleased Premises. Prior to the commencement of the term of this Sublease or any occupancy of or access to the Subleased Premises by Sublessee, Sublessee shall deliver to Sublessor certificates of insurance showing such policies to be valid and in effect. Any rights of settlement allocated to Sublessor as Tenant under the Prime Lease shall continue to be the rights of Sublessor hereunder.

Sublessee hereby releases Sublessor and Landlord, and their respective officers, employees, agents and representatives, from any and all claims or demands of damage, liability, loss, expense or injury to the Subleased Premises or to the furnishings, fixtures, equipment, inventory or other property of Sublessee in, about or upon the Subleased Premises, which is caused by or results from perils, events or happenings which are the subject of insurance carried by Sublessee which is required under this Sublease or otherwise in force at the time of any such loss, whether or not due to the negligence of Sublessor or Landlord or their respective officers, employees, agents and representatives, and regardless of cause or origin. Any insurance carried by Sublessee with respect to the Buildings or the Subleased Premises (or property therein or occurrences thereon) shall include a clause or endorsement denying to the insurer rights of subrogation against Sublessor and Landlord and their respective officers, employees, agents and representatives.

15. Defaults. It shall be an Event of Default hereunder if:

(a) Sublessee shall fail to pay Rent when due; or

(b) Sublessee shall fail to pay when due any payments required to be made by Sublessee as described in this Sublease other than Rent (after, in the case of the first such failure, ten (10) business days’ written notice from Sublessor, and thereafter without requirement of such notice and grace period; or

(c) Sublessee shall fail to keep or perform any one or more of the other terms, conditions, covenants or agreements of this Sublease or the Incorporated Provisions, and such failure shall continue for ten (10) days after notice of such failure to Sublessee; or

(d) Sublessee shall cause or permit to occur a default under the Incorporated Provisions which is not cured prior to five (5) days before the expiration of any cure period applicable thereto pursuant to the Incorporated Provisions or the Prime Lease.

16. Remedies. In the event of an Event of Default by Sublessee hereunder, Sublessor may exercise any remedies available to Landlord under the Incorporated Provisions, and, in addition to or, at its option, in lieu of, any or all other remedies provided for herein or in the Incorporated Provisions or available to Sublessor at law or in equity, Sublessor shall be entitled to enjoin such breach or a threatened breach, or to perform such obligation or cure such breach on behalf of Sublessee and recover the cost of such performance or cure from Sublessee upon demand. Notwithstanding anything to the contrary contained in the Prime Lease, Sublessor shall have the right to terminate this Sublease immediately upon an Event of Default by Sublessee and, at Sublessor's sole option, Sublessor shall have the right to retain all equipment and fixtures located on the Subleased Premises as security for the outstanding obligations of Sublessee.

17. Tenant Improvements. Sublessor has not made any warranty or representation as to the condition of the Subleased Premises or any agreement or promise to decorate, alter, repair or improve the Subleased Premises and Sublessee hereby waives any and all rights it may have, express or implied, against Sublessor in connection therewith. The Subleased Premises are to be leased to Sublessee in "as-is" condition.

18. Alterations. Sublessee shall make no alterations or improvements to the Subleased Premises except in accordance with the requirements of the Prime Lease and with the prior written consent of Sublessor which consent shall not be unreasonably withheld or delayed, and, to the extent such consent is required under the Prime Lease, the prior written consent of Landlord. Such alteration shall be completed in accordance with a schedule and plans and specifications submitted to and approved by the Landlord and Sublessor. Sublessee hereby indemnifies and holds harmless Sublessor against any loss, liability, cost, damage or claim arising out of or relating to any alteration or improvements made by or on behalf of Sublessee to the Subleased Premises, whether or not approved by Sublessor.

19. Notices. All notices and demands hereunder shall be in writing and shall be served in person, by prepaid certified United States Mail, return receipt requested, or by nationally recognized overnight courier, as follows:

If to Sublessor:

Corporate Real Estate Services
Capgemini U.S. LLC
One Panorama Center
7701 Las Colinas Ridge, Suite 600
Irving, Texas 75063

With a copy to:

Office of the General Counsel
Capgemini U.S. LLC
750 Seventh Avenue, 18th Floor
New York, New York 10019

If to Sublessee:

eMagin Corporation
Bellevue Place
10500 NE 8th Street, 14th Floor
Bellevue, Washington

Tel: (425) 882-7878
Fax: (425) 882-7373
Attn: John Atherly

Such notices shall be deemed served when delivered, if served in person, or by certified mail, or on the next business day after delivery to a nationally recognized overnight courier service. Any party may change the address for notices to it by a notice given as described herein.

20. Brokers. Sublessor and Sublessee represent and warrant that they have not dealt with any brokers in connection with the sublease of the Subleased Premises other than Trammell Crow Company and Washington Partners Corporate Real Estate. Sublessor and Sublessee do hereby indemnify, defend and agree to hold each other harmless from and against any and all loss, cost, liability or obligations (including reasonable attorneys' fees) related to any fees or commissions claimed by any parties, to the extent such claims are based on the acts or agreements of the indemnifying party.

21.  Security Deposit. In order to secure Sublessee's performance hereunder, Sublessee hereby agrees that within three days of the Sublease Approval date, it shall deposit with Sublessor a security deposit in the amount of EIGHTY-ONE THOUSAND TWO HUNDRED SIXTEEN Dollars and 00/100 Dollars ($81,216.00) (the "Security Deposit"). Such Security Deposit shall be held by Sublessor, without interest, and upon the occurrence of any default of the Sublessee's obligations hereunder, may be applied or retained for the payment or performance of such obligations. The use, application or retention of the Security Deposit, or any portion thereof, by Sublessor shall not prevent Sublessor from exercising any other right or remedy provided by this Sublease or by law (it being intended that Sublessor shall not first be required to proceed against the Security Deposit) and shall not operate as a limitation on any recovery to which Sublessor may otherwise be entitled. If any portion of the Security Deposit is used, applied or retained by Sublessor for the purposes set forth above, Sublessee agrees, within ten (10) days after the written demand therefor is made by Sublessor, to deposit cash with the Sublessor in an amount sufficient to restore the Security Deposit to its original amount. Notwithstanding the foregoing, provided no Sublessee default has occurred, Sublessor will apply two (2) months of such deposit toward Sublessee’s Base Rent otherwise due for the last two months of the Sublease Term.

22. Miscellaneous.

(a) Sublessor and Landlord and their agents shall have the right of access to the Subleased Premises at all reasonable times on reasonable notice to Sublessee (except in the event of an emergency, in which case no notice is necessary) in order to inspect or exhibit the Subleased Premises.

(b) This Sublease contains the entire agreement between the parties hereto, and shall not be modified in any manner except by a writing signed by the party against which such modification is sought to be enforced.

(c) The agreements, terms, covenants, and condi-tions herein shall bind and inure to the benefit of Sublessor and Sublessee and their respective heirs, personal representatives, successors, and permitted assigns.

(d) Each of the indemnifications contained in this Sublease shall survive the expiration or earlier termination of this Sublease.  In addition, Section 24 shall survive the expiration or earlier termination of this Sublease.

(e) The Recitals to this Agreement are incorporated herein by this reference as if set forth in full including, but not limited to, the terms, conditions and provisions of the Office Lease and the Prime Lease as described in Recital Paragraphs A and B.

23. Landlord's Consent. Sublessor and Sublessee acknowledge that this Sublease is subject to Sublessor's receipt of the written approval of and consent by the Landlord to the sublease transaction described herein.

24. Limitation on Liability of Sublessor. In no event will Sublessor be liable for consequential, incidental, indirect, punitive or special damages (including loss of profits or business) regardless of whether such liability is based on breach of contract, tort, strict liability, breach of warranties, failure of essential purpose or otherwise, and even if advised of the likelihood of such damages.

25. Security. Sublessee shall contract directly with security providers for any services it deems reasonably appropriate, and Sublessee acknowledges that Sublessor shall have no liability or responsibility for security of the Subleased Premises.

26. Parking. Subject to the terms of the Prime Sublease, Sublessor hereby assigns to Sublessee effective upon the Commencement Date any and all rights which the Sublessor has under the Prime Lease to the number of parking spaces in the parking lot(s) in or adjacent to the Building equal to the ratio allocated to Sublessor under the Prime Lease, provided that (i) Sublessor shall not be a party to any lease of parking spaces by Sublessee, as any lease shall be solely between Sublessee and Landlord (or its parking garage operators), and Sublessor shall not have any responsibility (or make any warranty) to Sublessee with respect to such spaces, (ii) any such lease of parking spaces shall be at Sublessee's sole cost and expense, which shall be paid in accordance with the prevailing parking rates charged by the Landlord (or its parking garage operators), and (iii) this assignment of rights to any parking spaces shall be conditioned on Sublessee’s agreement to lease such spaces from Landlord (or its parking garage operators), and (iv) Sublessor shall not be required to assign any parking spaces to the extent Sublessor would continue to have any payment or other obligations to the Landlord (or its parking garage operators) relating to any such spaces.). Sublessee agrees to indemnify and save harmless Sublessor from and against any liabilities, losses, damages, costs or expenses (including, but not limited to, attorneys' fees and expenses) of any nature whatsoever which may be imposed upon, incurred by, or asserted against Sublessor by reason of or in connection with Sublessee’s use of the parking garage or such parking spaces.

27. Subordination and Attornment. This Sublease shall be subject and subordinate to the Prime Lease and all mortgages, deeds of trust, ground leases and security agreements now or hereafter encumbering the Building. In the event of termination of the Prime Lease for any reason, or in the event of any reentry or repossession of the Subleased Premises by Landlord, Landlord may at its option, either (i) terminate this Sublease, or (ii) take over all of the right, title and interests of Sublessor under this Sublease, in which case the Sublessee will attorn to Landlord, but nevertheless Landlord will not (1) be liable for any previous act or omission of Sublessor under this Sublease, (2) be subject to any defense or offset previously accrued in favor of the Sublessee against Sublessor, or (3) be bound by any previous modification of this Sublease made without Landlord's written consent, or by any previous prepayment by Sublessee of more than one month's rent.

28. No Presumption Against Draftor. Sublessor and Sublessee acknowledge that both parties have been represented by counsel and are fully aware of the contents of this Sublease. Therefore, Sublessee hereby waives any presumption that may exist under law or equity against the Sublessor by virtue of Sublessor creating the initial draft of this Sublease.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Sublease as of the day and year first above written.

SUBLESSOR:	SUBLESSEE:

CAPGEMINI U.S. LLC, a	EMAGIN CORPORATION, a
Delaware limited liability company	Delaware corporation

/s/ Thierry Delaporte	/s/ John Atherly
Thierry Delaporte	John Atherly
Its: Chief Financial Officer	Its: Chief Financial Officer

EXHIBIT A

SUBLEASED PREMISES

EXHIBIT B

SUBLESSOR'S PROPERTY